Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (collectively, the “Agreement”) dated as of April 30, 2022 (the “Effective Date”) is made by and between U.S. Well Services, Inc. (the “Company”) and Matt Bernard (“Bernard”). Bernard and the Company together are referred to as the “Parties.”

Preamble

1.	Bernard has been employed by the Company as the Chief Administrative Officer pursuant to an Employment Agreement entered into on July 13, 2018 (as amended, the “Employment Agreement”);

2.

On the Effective Date, Bernard is resigning from his position as the Chief Administrative Officer of the Company and from any and all other positions of employment with the Company without Good Reason (as defined in the Employment Agreement); and

3.	Following his resignation, Bernard will continue to serve the Company as a consultant.

NOW THEREFORE in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Agreement

Definition. When used in this Agreement, “Company and/or its Affiliates” means and includes U.S. Well Services, Inc. and all of its predecessors, successors, parents, subsidiaries, divisions and other affiliated companies, partners, partnerships, assigns, and all of their respective present and former officers, directors, employees, shareholders or equity holders, board members, agents and insurers, whether in their individual or official capacities.

1. Resignation Date. As of the Effective Date, Bernard has voluntarily resigned without Good Reason from employment with the Company and from any and all positions ever held as an officer, manager, director or similar position with any subsidiary of the Company, other than as a member of the Board, and Bernard agrees he shall execute all documents necessary to effect such resignations.

2. Accrued Obligations and Employee Equity Grants.

(a) Bernard and the Company acknowledge that Bernard is not entitled to any severance payments under the terms of the Employment Agreement in connection with his resignation and that the Employment Agreement is terminated on the Effective Date, and no amounts will be payable under the Employment Agreement after the Effective Date, provided, however, that Article VI of the Employment Agreement shall continue in effect. The Company agrees to provide Bernard with the following amounts: (i) payment of his current base salary through the Effective Date; (ii) reimbursement of expenses in accordance with past practices and (iii) payment of his accrued, unused vacation. Such base salary will be paid in accordance with the Company’s normal payroll schedule.

(b) Equity Grants. Bernard has received multiple equity awards (“Awards”) under the Amended and Restated U. S. Well Services 2018 Stock Incentive Plan (the “Stock Incentive Plan”). All of such Awards shall be subject to their terms and conditions and settled or paid, if any, in accordance with their terms and conditions. Nothing in this Agreement is intended to modify the Awards.

3. Indemnification. Subject to applicable law, the Company will provide indemnification to the Bernard to the maximum extent permitted by the General Corporation Law of Delaware, the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under any indemnity agreement with the Company and any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executive officer or director.

4. Release by Bernard.

(a) General Release.

(i) In exchange for the consideration contained herein, Bernard, on behalf of himself, and his agents, spouse, heirs, executors, successors and assigns, unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, demand, judgment, right, fee, damage, debt, obligation, liability, action or right of any sort, known or unknown (collectively, “Claims”), arising on or before the Effective Date, for (A) any compensation of any kind, any wages, salary, bonuses, equity interests, compensation, sick time, vacation time, paid leave or other remuneration of any kind or any claim for additional or different compensation or benefits of any sort, including phantom equity, fringe benefits, reimbursements, any benefits under any employee benefit plan, policy or program, severance payments or benefits or compensation pursuant to the Employment Agreement, any equity awards under the Stock Incentive Plan or otherwise, or any other agreement, or additional or different compensation or benefits related to his resignation or termination of employment with the Company, (B) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, or (C) any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, and

the Age Discrimination in Employment Act (ADEA), Older Workers Benefit Protection Act (“OWBPA”), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; provided, however, that Bernard does not waive, release or otherwise discharge (i) any claim or cause of action to enforce any of Bernard’s rights under this Agreement, (ii) COBRA rights, (iii) unsubmitted or unpaid medical and dental insurance benefits accrued prior to the Effective Date, subject to the terms of the relevant insurance plans, (iv) coverage, if any, under the Company’s insurance policies in effect as of the Effective Date, subject to the terms thereof, (v) any vested benefits under the Company’s tax-qualified 401(k) plan, subject to the terms thereof, (vi) any rights Bernard may possess as a shareholder of the Company to own or vote Bernard’s shares or to receive dividends, if any, or (vii) Bernard’s rights to indemnification as described in Section 3.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Bernard in this Agreement, Bernard hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company and/or its Affiliates from any and all Claims, whether known or unknown, from the beginning of time through the date of the Bernard’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Bernard hereby acknowledges and confirms that:

(i) Bernard has fully read, understands and voluntarily enters into this Agreement including the release set forth in this Section 4 and that (i) rights and claims under the ADEA and the OWBPA are among the rights and claims against Company and/or its Affiliates that Bernard is releasing, and (ii) Bernard is not releasing any rights or claims arising after he signs the Agreement ;

(ii) by this Agreement, Bernard is hereby advised that he should consult with independent legal counsel prior to executing this Agreement regarding the consequences to him from execution and delivery of this Agreement. Bernard further acknowledges that he has had an opportunity to consult with an attorney of his choice before signing this Agreement; and

(iii) Bernard knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it.

(c) Bernard is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Bernard is otherwise entitled.

(d) Bernard acknowledges that he was given at least 21 days to consider the terms of this Agreement and consult with an attorney of his choice, although Bernard may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21 -day period.

(e) Bernard understands that he has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to [NAME] at the Company, [EMAIL] or 1360 Post Oak Boulevard, Suite 1800, Houston, TX 77056 by email or overnight delivery before the end of this seven-day period. If Bernard elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If Brossard does not revoke this Agreement, the Agreement shall become effective at the expiration of the seven (7) day revocation period (i.e., on the eighth day after Bernard signs the Agreement) (the “Effective Date”).

(f) Nothing in this Agreement prevents Bernard from filing a claim with the Equal Opportunity Commission (“EEOC”) or other applicable law or participating in any investigation or proceeding conducted by the EEOC or other applicable law; provided, however, Bernard understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such proceeding or subsequent legal action.

5. Continued Obligations. Bernard acknowledges and agrees that he previously agreed to be bound by certain ongoing and post-employment obligations pursuant to Article VI of the Employment Agreement (the “Continued Obligations”), which are hereby incorporated herein by reference.

6. Cooperation. The Parties agree that certain matters in which Bernard has been involved during Bernard’s employment may need Bernard’s cooperation with the Company in the future. Upon reasonable request, Bernard agrees to cooperate with the Company and all individuals employed by the Company in any and all matters relating to the Company, including cooperation in any transition of his duties as Chief Administrative Officer.

7. Non-Disparagement. Bernard agrees not to disparage, either orally or in writing, the Company and/or its Affiliates or their businesses, operations, officers, directors, employees or shareholders.

8. No knowledge of Wrongdoing or Matters Requiring Disclosure. Bernard represents that he has no knowledge of (a) any wrongdoing by the Company and/or its Affiliates; or (b) any matters regarding the Company and/or its Affiliates requiring disclosure to any private or government agency.

9. Enforcement.

(a) Arbitration.

(i) The Parties agree that any and all disputes, claims or controversies arising out of, relating to, or in connection with this Agreement or Bernard’s resignation, including the execution, performance, and termination of this Agreement and related documents, that are not resolved by their mutual agreement shall be resolved by final and binding confidential arbitration as the exclusive remedy. Bernard understands that by entering into this Agreement, Bernard is waiving any right he may have to file a lawsuit or other civil action or proceeding, and Bernard is waiving any right he may have to resolve disputes through trial by judge or jury.

(ii) Either Party may commence the arbitration process by filing a written demand for arbitration with the American Arbitration Association (“AAA”) and sending a copy by personal delivery or certified mail to the other party. The Parties agree that, except as provided in this Agreement, the arbitration shall be in accordance with the AAA’s then–current rules Commercial Arbitration Rules. The arbitration shall be conducted by one arbitrator (“Arbitrator”) admitted to practice law in Texas for at least ten (10) years who is a former judge, selected pursuant to the selection procedures provided by AAA or by an arbitrator mutually selected by the parties. Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the Arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or applicable state law. The arbitration shall be final and binding upon the parties. The Parties will be responsible for paying their own costs and attorney’s fees except as otherwise provided by the arbitration rules. Any arbitration proceeding shall take place in Harris County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law.

(iii) THE PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY AND AGREE TO HAVE ANY AND ALL DISPUTES RESOLVED IN ARBITRATION IN ACCORDANCE WITH THIS SECTION.

10. Notices. Any notices provided under this Agreement shall be effective if provided concurrently by both email and federal express (overnight delivery) as follows:

(a)	If to Bernard:

(i)	Matt Bernard

403 Rue De La Mosaique

Broussard, LA 70518

Email: mbernard@uswellservices.com

(b)	If to the Company:

(i)	To U.S. Well Services, Inc.

1360 Post Oak Boulevard, Suite 1800, Houston, TX 77056

Attn: Kyle O’Neill.

Email: koneill@uswellservices.com

(ii)	With a courtesy copy (which does not constitute notice) to:

Adam K. Nalley

Porter Hedges LLP

1000 Main St., 36th Floor, Houston, TX 77002

Email: analley@porterhedges.com

11. Authority. The Parties warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement. Bernard additionally warrants that he has not heretofore assigned or transferred, or purported to have assigned or transferred, to any firm, entity, or person, any dispute released herein.

12. Entire Agreement. This Agreement, together with the Continued Obligations, embody the entire agreement between the Parties relating to the subject matter hereof, and may be amended or modified only by an instrument in writing executed jointly by the Parties.

13. Choice of Law. This Agreement is made and shall be enforced pursuant to the laws of the State of Delaware. It is the intent of the Parties that this Agreement may be disclosed to a court of law and that the terms of the Agreement are binding upon the Parties in a court of law.

14. No Admission. The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

15. Other Representations. By executing this Agreement and as a condition precedent to any obligations or liabilities of the Parties, Bernard expressly acknowledges, represents, and warrants that Bernard (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) was represented by legal counsel of his own choosing; (iii) has made his own investigation of the facts, have had a full opportunity to review the terms of this Agreement, and has and is relying solely upon his own knowledge and the advice of his own legal counsel; (iv) has carefully read and understood all of the provisions of this Agreement; (v) knowingly waives any claim that this Agreement was induced by any misrepresentation, omission, or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; and (vi) he is the lawful owner of the claims released herein and has not assigned, transferred, sold, pledged, or in any manner whatsoever conveyed any right, title, interest, or claim in or to any claim released by this Agreement. Bernard stipulates that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws or public policies, such provisions shall be fully severable and shall in no way affect the validity or enforceability of this Agreement or any other provision herein.

17. Waiver. The provisions of this Agreement may only be waived with the prior written consent of the Company and Bernard, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision herein.

18. Agreement Jointly Drafted. The Parties agree that this Agreement shall be construed as if the Parties jointly prepared this Agreement and that this Agreement shall not be construed against any Party on the ground that such Party drafted the Agreement.

19. Voluntary Execution. Bernard further acknowledges that he has had sufficient time to consider this Agreement, that he was represented by counsel of his choosing in negotiating this Agreement, and that Bernard is signing this Agreement knowingly and voluntarily for purposes of receiving additional, valuable compensation beyond what Bernard would otherwise be entitled to.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as follow:

/s/ Matt Bernard
Matt Bernard

Date: 4/30/2022

U.S. Well Services, Inc.

/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: President & Chief Executive Officer
Date: April 30, 2022